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                                                                    EXHIBIT 5.14

                           (MACLEOD DIXON LETTERHEAD)


July 10, 2003


BURNS PHILP VENEZUELA, S.A.
Centro San Ignacio, Torre Copernico, Piso 8
Av. Blandin, Urb. La Castellana, Caracas, Venezuela

Ladies and Gentlemen:

            RE: 9-3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2012

We have acted as special Venezuelan counsel to BURNS PHILP VENEZUELA, S.A, a Venezuelan company (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation (the "Issuer") and wholly owned subsidiary of Burns, Philp & Company Limited ("Burns Philp"), of U.S.$400,000,000 aggregate principal amount of 9-3/4% Series B Senior Notes due 2012 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for its existing 9-3/4% Senior Notes due 2012 (the "Old Notes"), as described in the Registration Statement on Form F-4 (File No. 333-98141) relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed with the United States Securities and Exchange Commission on August 9, 2002. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of June 21, 2002 (the "Indenture"), among the Issuer, Burns Philp and certain subsidiaries of Burns Philp (together with the Company, the "Subsidiary Guarantors") and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes.

It is intended that the Old Notes and the Exchange Notes be guaranteed by the Company in accordance with a Supplemental Indenture of Additional Subsidiary Guarantors (the "Guarantee") among various members of the Burns Philp corporate group (as Additional Subsidiary Guarantors), Burns Philp, the Issuer and the Trustee.

We have examined originals, or copies certified or otherwise identified to our satisfaction, or draft copies, of the Exchange Notes, the Old Notes, the Indenture, and the Supplemental Indenture (the "Relevant Documents"), as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Relevant Documents.

In our examination, we have assumed (i) the genuineness of all signatures (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the


                             U.S. mailing address:
         Macleod Dixon, S-164 Jet Cargo International, P.O. Box 020010
                        Miami, Florida 33102-0010, U.S.A.

                                  MACLEOD DIXON
                               ESTABLISHED IN 1912
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conformity to the original signed documents of all documents submitted as copies or drafts of any kind. In particular, we make reference to the following copies provided to us electronically by Dewey Ballantine LLP on November 8, 2002: (v) an execution copy of the Indenture and an executed copy of the Old Notes, which we assume conform to the original signed Indenture and Old Notes, respectively; and (vi) a draft copy of the Guarantee and the form of Exchange Notes (as an attachment to the execution copy of the Indenture), each of which we assume will be signed in those forms.

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions herein set forth, we are of the opinion that (i) the execution and delivery of, and the performance by the Company of its obligations under, the Guarantee has been duly authorized by all requisite corporate action of the part of the Company; (ii) the Company was duly incorporated and remains validly registered with the Fifth Commercial Registry of the Judicial Circuit of the Capital District and State of Miranda, as a corporation under the laws of the Bolivarian Republic of Venezuela; (iii) the Company has full power and authority, and all necessary consents and approvals, to execute, deliver and perform its obligations under the Indenture; and (iv) the execution and delivery of the Guarantee by the Company is not in conflict with any law of the Bolivarian Republic of Venezuela or Company Corporate Records (as this term is defined below).

Our opinions above are subject to the following:

  (a) In rendering the foregoing opinions, we express no opinion, directly or indirectly, as to laws other than the laws of the Bolivarian Republic of Venezuela in force on the date hereof. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

  (b) No assumption or qualification in this opinion limits another assumption or qualification in it, and no statement as to knowledge, investigation, review or assumption is based on any independent investigation or the knowledge of any of our personnel, other than those lawyers directly involved in the preparation of this opinion, and except in each case as expressly set out herein.

  (c) We have relied on a search of the public records on file at the Commercial Registry with which the Company is registered, and of its internal corporate records (of which we have custody, the "Company Corporate Records") as of November 27, 2002. We have assumed that true copies of all resolutions of the shareholders of the Company, of the foundation documents of the Company and, in each case, of all amendments or changes of any kind to such resolutions and foundation documents are contained such public records and in the Company Corporate Records, and that all such resolutions, foundation documents and amendments are in full force and effect.

This opinion is addressed to you for your own use. Neither it nor any copy of it may be shown to or quoted or referred to in any public document or filed with any other person without our prior written consent, save as detailed in the next paragraph below.

We hereby consent to the filing of this legal opinion with the Commission as an exhibit to the Registration Statement and to the reference made to this firm therein. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is
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required under Section 7 of the act or the rules and regulations of the
Commission promulgated thereunder.

Very truly yours,

    DESPACHO DE ABOGADOS MIEMBROS DE MACLEOD DIXON, S.C.

/s/ Despacho de Abogados Miembros de Macleod Dixon, S.C.